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Exhibit 99


      ST. LOUIS, June 2, 1997 -- Petrolite Corporation (NASDAQ:PLIT) has announced that its annual meeting of stockholders and a vote on the company's pending acquisition by Baker Hughes Incorporated (BHI - NYSE, PSE and EBS) will be held on Tuesday, July 1, 1997, at 11:00 a.m. at the Doubletree Hotel & Conference Center, located at 16625 Swingley Ridge Road in Chesterfield, Mo.

      Pending favorable votes by Petrolite shareholders at the annual meeting, the proposed acquisition by Baker Hughes is expected to close on Wednesday, July 2, 1997.